Exhibit 10.17

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of September 15, 2011 and is entered into by and between TRULIA, INC., a Delaware corporation, and each of its subsidiaries, (hereinafter collectively referred to as the “Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).

RECITALS

A. Borrower has requested Lender to make available to Borrower term loans in an aggregate principal amount of up to Twenty Million ($20,000,000) (the “Maximum Term Loans Amount”); and

B. Lender is willing to make the term loans on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Lender a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.

“Acquisition” means the purchase or acquisition by Borrower of all or substantially all of any equity interests or capital stock of another Person or all or any substantial portion of the property, assets or line or lines of business of another Person, whether involving a merger or consolidation, asset sale or other similar transaction involving the Borrower or any of its Subsidiaries and such other Person.

“Advance(s)” means the Term Loan A Advance, the Term Loan B Advances, the Term Loan C Advances, and any funds advanced under this Agreement.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

“Agreement” means this Loan and Security Agreement, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

“Assignee” has the meaning given to it in Section 11.13.

“Availability Milestone” means the (i) achievement by Borrower for the period from January 1, 2012 through June 30, 2012, of (i) 85% of the planned Revenues set forth for Revenues for the corresponding period in the Borrower’s projections of Revenues delivered to and approved by Lender and attached hereto as Appendix A, and (ii) notification by Borrower to Lender within 30 days of such achievement in a certificate duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer.

“Availability End Date” means August 31, 2012; provided, however if the Availability Milestone occurs, then the “Availability End Date” means December 31, 2012.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Cash” means all cash and liquid funds.

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary in which the holders of Borrower or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or Subsidiary is the surviving entity, or (ii) sale or issuance by Borrower of new shares of Preferred Stock of Borrower to investors, none of whom are current investors in Borrower, and such new shares of Preferred Stock are senior to all existing Preferred Stock and Common Stock with respect to liquidation preferences, and the aggregate liquidation preference of the new shares of Preferred Stock is more than fifty percent (50%) of the aggregate liquidation preference of all shares of Preferred Stock of Borrower; provided, however, an Initial Public Offering shall not constitute a Change in Control.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.

“Commitment Fee” means $35,000, which fee has been received by Lender prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement; provided that such Commitment Fee shall be credited against the payment of the Facility Charge required to be paid by Borrower at the Closing.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Eligible Acquisitions” shall mean any Acquisition by Borrower or any of its Subsidiaries; provided, that any Acquisition requiring Borrower or a Subsidiary to expend cash consideration of $1,500,000 or more shall be subject to the approval of Lender in its sole discretion in order to qualify as an Eligible Acquisition.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning given to it in Section 9.

“Facility Charge” means one percent (1%) of the Maximum Term Loans Amount.

“Financial Statements” has the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within sixty (60) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Initial Public Offering” means the initial firm commitment underwritten offering of Borrower’s common stock pursuant to a registration statement under the Securities Act of 1933 filed with and declared effective by the Securities and Exchange Commission.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement made by Borrower in favor of Lender.

“Interest Only Milestone” means the (i) achievement by Borrower for the period from January 1, 2012 through June 30, 2012, of 90% of the planned Revenues set forth for Revenues for the corresponding period in the Borrower’s Board approved 2012 Business Plan delivered to and approved by Lender, (ii) achievement by Borrower for the period from January 1, 2012 through June 30, 2012, of incurrence of Expenses not in excess of 110% of the planned Expenses set forth for Expenses for the corresponding periods in the Borrower’s Board approved 2012 Business Plan acceptable to Lender, and (iii) notification by Borrower to Lender within 30 days of such achievements in a certificate duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer.

“Interest Only Period” means the interest only period beginning on the Closing Date and ending on September 30, 2012; provided, however if Borrower achieves the Interest Only Milestone, then the Interest Only Period means the period beginning on the Closing Date and ending on March 31, 2013.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes, the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant, the Intellectual Property Security Agreement, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or condition (financial or otherwise) of Borrower; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) a material portion of the Collateral or Lender’s Liens on the Collateral or the priority of such Liens.

“Maximum Term Loan A Amount” means Five Million and No/100 Dollars ($5,000,000).

“Maximum Term Loan B Amount” means Five Million and No/100 Dollars ($5,000,000).

“Maximum Term Loan C Amount” means Ten Million and No/100 Dollars ($10,000,000).

“Maximum Term Loans Amount” shall have the meaning assigned to such term in the Recitals.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.4.

“Note(s)” means each of the Term Loan A Term Note, the Term Loan B Note and/or the Term Loan C Note.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $500,000 outstanding at any time secured by a lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $200,000 at any time outstanding, (viii) other Indebtedness in an amount not to exceed $500,000 at any time outstanding, (ix) Indebtedness in an aggregate principal amount not exceeding Five Million ($5,000,000), consisting of a working capital credit facility based on an accounts receivable formula (the “Working Capital Facility”); provided, that such Indebtedness is subject to an intercreditor agreement reasonably satisfactory to Lender; (x) Indebtedness in an aggregate amount not to exceed $1,000,000 constituting settlement arrangements relating to the CIVIX litigation and other litigation disclosed on Schedule 5.5; and (xi) extensions, refinancings and renewals of any items in clauses (i)-(ix) of Permitted Indebtedness and extensions of items in clause (x) of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement promptly after their formation by Borrower and execute such other documents as shall be reasonably requested by Lender; (x) Investments in subsidiaries organized outside of the United States approved in advance in writing by Lender; (xi) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $500,000 in the aggregate in any fiscal year; (xii) Eligible Acquisitions; provided that any new Subsidiaries formed as a result of such Eligible Acquisition enter into a Joinder Agreement promptly after such acquisition is consummated and execute such other documents as shall be reasonably requested by Lender; and (xiii) additional Investments that do not exceed $500,000 in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; (xv) Liens securing the Working Capital Facility permitted in clause, (ix) of “Permitted Indebtedness”; provided, that such Liens are subject to an intercreditor agreement that is reasonably satisfactory to Lender; and (xvi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the normal course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States in the ordinary course of business, or (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, and (iv) other transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.6.

“Prime Rate” means the prime rate as reported in The Wall Street Journal.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Subsequent Financing” means the closing of any Borrower financing which becomes effective after the Closing Date and results in aggregate proceeds to Borrower of at least $5,000,000.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Loan A Advance” shall have the meaning assigned to such term in Section 2.1(a).

“Term Loan A Interest Rate” means for any day, a per annum rate of interest equal to the greater of either (i) Prime Rate plus 2.75%, and (ii) 6.00%.

“Term Loan A Note” means a Secured Term Loan A Promissory Note in substantially the form of Exhibit B-1.

“Term Loan B Advances” shall have the meaning assigned to such term in Section 2.2(a).

“Term Loan B Interest Rate” means for any day, a per annum rate of interest equal to the greater of either (i) Prime Rate plus 5.50%, and (ii) 8.75%.

“Term Loan B Note” means a Secured Term Loan B Promissory Note in substantially the form of Exhibit B-2.

“Term Loan C Advances” shall have the meaning assigned to such term in Section 2.3(a).

“Term Loan C Interest Rate” means for any day, a per annum rate of interest equal to the greater of either (i) Prime Rate plus 5.50%, and (ii) 8.75%.

“Term Loan C Note” means a Secured Term Loan C Promissory Note in substantially the form of Exhibit B-3.

“Term Loan Maturity Date” means March 1, 2015; provided, however that if the Interest Only Milestone is achieved, then the Term Loan Maturity Date means September 1, 2015.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrant” means the warrant entered into in connection with the Loan.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOAN

2.1 Term Loan A.

(a) Advances. Subject to the terms and conditions of this Agreement, Lender will make, and Borrower agrees to draw, an Advance of $5,000,000 on the Closing Date (the “Term Loan A Advance”). The proceeds of the Term Loan A Advance shall be used to pay-off Borrower’s existing line of credit with Wells Fargo Bank, N.A. and for other general corporate purposes.

(b) Advance Request. To obtain the Term Loan A Advance, Borrower shall complete, sign and deliver an Advance Request and Term Loan A Note to Lender. Lender shall fund the Term Loan A Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan A Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of each Term Loan A Advance shall bear interest thereon from such Advance Date at the Term Loan A Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan A Interest Rate will float and may change as the Prime Rate changes from time to time.

(d) Payment. During the Term Loan A Interest Only Period, Borrower will pay interest on the Term Loan A Advance on the first business day of each month, beginning the month after the Closing Date. Borrower shall repay the aggregate principal balance of the Term Loan A Advances that is outstanding at the end of the Interest Only Period in equal monthly installments of principal and interest beginning the first business day following the expiration of the Interest Only Period and continuing on the first business day of each month thereafter through the Term Loan Maturity Date. The entire remaining principal balance of the Term Loan A Advances outstanding and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Loan A Note or Term Loan A Advance. For the avoidance of doubt, if the Term Loan Maturity Date is March 1, 2015, the aggregate principal balance of the Term Loan A Advance that is outstanding at the end of the Interest Only Period shall be paid in 30 equal monthly installments of principal and interest and if the Term Loan Maturity Date is September 1, 2015, the aggregate principal balance of the Term Loan A Advance that is outstanding at the end of the Interest Only Period shall be paid in 36 equal monthly installments of principal and interest.

2.2 Term Loan B.

(a) Advances. Subject to the terms and conditions of this Agreement, on or after the Closing Date through the Availability End Date, Borrower may request Advances in an aggregate amount of up to $5,000,000 (the “Term Loan B Advances”) in minimum increments of $1,000,000; provided, that Borrower shall request at least $2,500,000 on or before December 31, 2011, The aggregate outstanding Term Loan B Advances may be up to the Maximum Term Loan B Amount.

(b) Advance Request. To obtain a Term Loan B Advance, Borrower shall complete, sign and deliver an Advance Request (at least five business days before the Advance Date) and a Term Loan B Note to Lender. Lender shall fund the Term Loan B Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan B Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of each Term Loan B Advance shall bear interest thereon from such Advance Date at the Term Loan B Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan B Interest Rate will float and may change as the Prime Rate changes from time to time.

(d) Payment. During the Term Loan B Interest Only Period, Borrower will pay interest on each Term Loan B Advances on the first business day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate principal balance of the Term Loan B Advances that is outstanding at the end of the Interest Only Period in equal monthly installments of principal and interest beginning the first business day following the expiration of the Interest Only Period and continuing on the first business day of each month thereafter through the Term Loan Maturity Date. The entire remaining principal balance of the Term Loan B Advances outstanding and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Loan B Note or Term Loan B Advance. For the avoidance of doubt, if the Term Loan Maturity Date is March 1, 2015, the aggregate principal balance of the Term Loan B Advances that is outstanding at the end of the Interest Only Period shall be paid in 30 equal monthly installments of principal and interest and if the Term Loan Maturity Date is September 1, 2015, the aggregate principal balance of the Term Loan B Advances that is outstanding at the end of the Interest Only Period shall be paid in 36 equal monthly installments of principal and interest.

2.3 Term Loan C.

(a) Advances. Subject to the terms and conditions of this Agreement, on or after the Closing Date through the Availability End Date, Borrower may request Advances in an aggregate amount up to $10,000,000 (the “Term Loan C Advances”) in minimum increments of $1,000,000. The aggregate outstanding Term Loan C Advances may be up to the Maximum Term Loan C Amount.

(b) Advance Request. To obtain a Term Loan C Advance, Borrower shall complete, sign and deliver an Advance Request (at least five business days before the Advance Date) and Term Loan C Note to Lender. Lender shall fund the Term Loan C Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan C Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of each Term Loan C Advance shall bear interest thereon from such Advance Date at the Term Loan C Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan C Interest Rate will float and may change as the Prime Rate changes from time to time.

(d) Payment. During the Term Loan C Interest Only Period, Borrower will pay interest on each Term Loan C Advance on the first day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan C principal balance that is outstanding at the end of the Interest Only Period in equal monthly installments of principal and interest beginning the first business day following the expiration of the Interest Only Period and continuing on the first business day of each month thereafter through the Term Loan Maturity Date. The entire remaining Term Loan C principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Loan C Note or Term Loan C Advance. For the avoidance of doubt, if the Term Loan Maturity Date is March 1, 2015, the aggregate principal balance of the Term Loan C Advances that is outstanding at the end of the Interest Only Period shall be paid in 30 equal monthly installments of principal and interest and if the Term Loan Maturity Date is September 1, 2015, the aggregate principal balance of the Term Loan C Advances that is outstanding at the end of the Interest Only Period shall be paid in 36 equal monthly installments of principal and interest.

2.4 Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate per annum that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.5 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c), 2.2(c) or 2.3(c), as applicable, plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c), 2.2(c), 2.3(c) or Section 2.5, as applicable.

2.6 Prepayment. At its option upon at least 7 business days prior notice to Lender, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance, all accrued and unpaid interest, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 3.0%; after the first twelve (12) months but prior to twenty four (24) months, 2.0%; and thereafter, 1.0% (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control. The Prepayment Charge shall be eliminated (and Borrower shall have no further obligation to pay any Prepayment Charge) upon the closing of Borrower’s Initial Public Offering.

SECTION 3. SECURITY INTEREST

3.1 As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a security interest in all of Borrower’s personal property now owned or hereafter acquired, including the following (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property (but excluding thirty-five percent (35%) of the capital stock of any foreign Subsidiary that constitutes a Permitted Investment); (g) Deposit Accounts; (h) Cash; (i) Goods; and other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2 If Borrower has available unrestricted Cash and marketable securities on hand in a Deposit Account with respect to which Lender has an Account Control Agreement equal to at least the sum of (i) the principal amount of the outstanding Advances, and (ii) $20,000,000, Lender shall release its security interest in Borrower’s Intellectual Property (the “IP Release”); provided, however, that the Collateral shall include all

Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment. Furthermore, notwithstanding the foregoing, if any time after an IP Release, Borrower’s available unrestricted Cash and marketable securities on hand in a Deposit Account with respect to which Lender has an Account Control Agreement is less than the sum of (i) the principal amount of the outstanding Advances, and (ii) $10,000,000, then Borrower shall grant to Lender a security interest in all of Borrower’s Intellectual Property.

3.3 In the event Borrower obtains the Working Capital Facility, Lender agrees to release or subordinate (as necessary) its security interest in Borrower’s Cash and Receivables collateral securing the Working Capital Facility, subject to an intercreditor agreement reasonably satisfactory to Lender.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1 Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Lender the following:

(a) executed originals of the Loan Documents, Account Control Agreements, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b) certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d) a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e) payment of the Facility Charge and reimbursement of Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance, it being agreed that the Commitment Fee shall be applied against the Facility Charge and Lender’s other expenses reimbursable at Closing;

(f) pay-off letters and UCC-3 termination statements relating to Indebtedness to Wells Fargo Bank, N.A.; and

(g) such other documents as Lender may reasonably request.

4.2 All Advances. On each Advance Date:

(a) Lender shall have received (i) an Advance Request and a Note for the relevant Advance as required by Section 2.1(b), 2.2(b) or 2.3(b), as applicable, each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request.

(b) The representations and warranties set forth in this Agreement and in Section 5 and in the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3 No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1 Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any) used by Borrower within the last five (5) years, locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.

5.2 Collateral. Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

5.3 Consents. Borrower’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4 Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5 Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property.

5.6 Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing indebtedness, or any other material agreement to which it is a party or by which it is bound.

5.7 Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Lender shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors.

5.8 Tax Matters. Except as described on Schedule 5.8, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property. Except as described on Schedule 5.9,(i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable by any court or governmental body, in whole or in part, and (iii) no claim has been received by Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks and registered Copyrights, together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, and a list of material agreements involving payments of at least $100,000 under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses and agreements entered into in the ordinary course of business), in each case as of the Closing Date. To Borrower’s knowledge after reasonable inquiry, Borrower is neither in material breach of nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements; and to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10 Intellectual Property. Except as described on Schedule 5.10, Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11 Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that affects the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any Intellectual Property used to operate or conduct the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge after reasonable inquiry, is there a reasonable basis for any such claim. To Borrower’s knowledge, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12 Financial Accounts. Exhibit E, as may be updated by the Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13 Employee Loans. Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14 Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $5,000,000 of directors and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2 Certificates. Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3 Indemnity. Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting solely from Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1 Financial Reports. Borrower shall furnish to Lender the financial statements and reports listed hereinafter (the “Financial Statements”):

(a) as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b) as soon as practicable (and in any event within 30 days) after the end of each calendar quarter, unaudited interim financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments; as well as the most recent capitalization table for Borrower;

(c) as soon as practicable (and in any event within one hundred fifty (150) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, accompanied by any management report from such accountants;

(d) as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e) as soon as practicable (and in any event within 30 days) after the end of each calendar month, a report showing agings of accounts receivable and accounts payable;

(f) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(g) at the same time and in the same manner as it gives to its directors, copies of all notices, minutes, consents and other materials that Borrower provides to its directors in connection with meetings of the Board of Directors, and within 30 days after each such meeting, minutes of such meeting; and

(h) financial and business projections promptly following their approval by Borrower’s Board of Directors, as well as budgets, operating plans and other financial information reasonably requested by Lender.

Borrower shall not (without the consent of Lender, such consent not to be unreasonably withheld or delayed), make any material change in its (a) accounting policies or reporting practices, except as required by GAAP or recommended by its accounting and/or auditing firms, or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 or via e-mail to skuo@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to skuo@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.

7.2 Management Rights. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.

7.3 Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral. Borrower shall from time to time procure any instruments or documents as may be requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens.

7.4 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion. Borrower grants to Lender a right to provide a term sheet on any future Permitted Indebtedness provided by a bank or other similar lending institution.

7.5 Collateral. Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting such Subsidiary’s assets. Borrower shall not agree with any Person other than Lender not to encumber its property.

7.6 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7 Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.8 Transfers. Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets.

7.9 Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, other than Permitted Investments.

7.10 Taxes. Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11 Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Lender.

7.12 Deposit Accounts. Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement.

7.13 Subsidiaries. Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary organized under the laws of any State within the United States to execute and deliver to Lender a Joinder Agreement.

7.14 Use of Proceeds. The proceeds of the Term Loan Advances shall be used solely for financing Eligible Acquisitions, capital expenditures and general corporate purposes.

7.15 Post Closing Deliverables. Borrower shall have thirty (30) days after the Closing Date to deliver to Lender a fully executed Consent for Removal of Property for the property located in Englewood, CO.

SECTION 8. RIGHT TO INVEST

8.1 Lender or its assignee or nominee shall have the right, in its discretion, to participate in any Subsequent Financing in an amount of up to $500,000 on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1 Payments. Borrower fails to pay any amount due under this Agreement, the Notes or any of the other Loan Documents on the due date; or

9.2 Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Notes, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7 or 7.8) such default continues for more than fifteen (15) days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7 or 7.8, the occurrence of such default; or

9.3 Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4 Other Loan Documents. The occurrence of any default under any Loan Document or any other agreement between Borrower and Lender and such default continues for more than fifteen (15) days after the earlier of (a) Lender has given notice of such default to Borrower, or (b) Borrower has actual knowledge of such default; or

9.5 Representations. Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect; or

9.6 Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) thirty (30) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.7 Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $100,000, and such judgment is not vacated within thirty (30) days of its entry, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.8 Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $500,000, or the occurrence of any default under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. REMEDIES

10.1 General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, the Notes and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.4 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11. MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Steve Kuo

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

(b)	If to Borrower:

TRULIA, INC.

Attention: Chief Executive Officer

116 New Montgomery Street,

Suite 300

San Francisco, CA 94105

Facsimile: (415) 983-2429

Telephone: (415) 648-4358

or to such other address as each party may designate for itself by like notice.

11.3 Entire Agreement; Amendments. This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated August 2, 2011). None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement, the Notes or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

11.8 Governing Law. This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF

ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a referee sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11 Professional Fees. Borrower promises to pay Lender’s reasonable fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12 Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this

Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13 Assignment of Rights. Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Note(s) and Loan Documents to any person or entity (an “Assignee”). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

11.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

11.17 Publicity. Lender may use Borrower’s name and logo, and include a brief description of the relationship between Borrower and Lender, in Lender’s marketing materials.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

TRULIA, INC.

Signature:	/s/ Peter Flint
Print Name:	Pete Flint
Title:	CEO

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ K. Nicholas Martitsch
Print Name:	K. Nicholas Martitsch
Title:	Associate General Counsel

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement is entered into as of March 2, 2012 (the “Amendment”), by and among Trulia, Inc. a Delaware corporation, and each of its subsidiaries set forth on the signature pages hereto or which hereafter becomes parties hereto (hereinafter collectively referred to as “Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Delaware corporation (“Lender”).

RECITALS

Borrower and Lender are parties to that certain Loan and Security Agreement dated as of September 15, 2011 (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. Section 2.1(d) of the Agreement is amended in its entirety to read as follows:

“(d) Payment. During the Term Loan A Interest Only Period, Borrower will pay interest on the Term Loan A Advance on the first business day of each month, beginning the month after the Closing Date. Borrower shall repay the aggregate principal balance of the Term Loan A Advances that is outstanding at the end of the Interest Only Period in 30 equal monthly installments of principal and interest beginning the first business day following the expiration of the Interest Only Period and continuing on the first business day of each month thereafter through the Term Loan Maturity Date. The entire remaining principal balance of the Term Loan A Advances outstanding and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Loan A Note or Term Loan A Advance.”

2. Section 2.2(d) of the Agreement is amended in its entirety to read as follows:

“(d) Payment. During the Term Loan B Interest Only Period, Borrower will pay interest on each Term Loan B Advances on the first business day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate principal balance of the Term Loan B Advances that is outstanding at the end of the Interest Only Period in 30 equal monthly installments of principal and interest beginning the first business day following the expiration of the Interest Only Period and continuing on the first business day of each month thereafter through the Term Loan Maturity Date. The entire remaining principal balance of the Term Loan B Advances outstanding and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Loan B Note or Term Loan B Advance.”

3. Section 2.3(d) of the Agreement is amended in its entirety to read as follows:

“(d) Payment. During the Term Loan C Interest Only Period, Borrower will pay interest on each Term Loan C Advance on the first day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan C principal balance that is outstanding at the end of the Interest Only Period in 30 equal monthly installments of principal and interest beginning the first business day following the expiration of the Interest Only Period and continuing on the first business day of each month thereafter through the Term Loan Maturity Date. The entire remaining Term Loan C principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Loan C Note or Term Loan C Advance.”

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4. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Lender under the Loan Documents, as in effect prior to the date hereof. This Amendment does not constitute a novation.

5. Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, Lender and Borrower have caused this First Amendment to Loan and Security Agreement to be duly executed by their duly authorized officers, respectively, as of the day and year first above written.

BORROWER:	TRULIA, INC., a Delaware corporation

	By:	/s/ Peter Flint
	Name:	Pete Flint
	Title:	CEO

BORROWER:	MOTIVITY LLC, a Delaware limited liability company

	By:	/s/ Peter Flint
	Name:	Pete Flint
	Title:	Manager

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPTIAL, INC., a Maryland corporation

By:	/s/ K. Nicholas Martitsch
Name:	K. Nicholas Martitsch
Its:	Associate General Counsel

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SECOND AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement is entered into as of July 10, 2012 (the “Amendment”), by and among Trulia, Inc. a Delaware corporation, and each of its subsidiaries set forth on the signature pages hereto or which hereafter becomes parties hereto (hereinafter collectively referred to as “Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Delaware corporation (“Lender”).

RECITALS

Borrower and Lender are parties to that certain Loan and Security Agreement dated as of September 15, 2011 (as amended, restated or modified from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. Electronic Transmission. Section 7.1(f) of the Agreement is amended to add the following proviso at the end thereof:

“; provided, that such documents may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower emails to Lender the Link of such documents posted to Borrower’s website on the internet at Borrower’s website address”

2. Amendment to Section 7.4. Section 7.4 of the Agreement is amended to delete the last sentence thereof.

3. Amendment to Section 8. Section 8 of the Agreement is amended in its entirety to read as follows:

“SECTION 8. INTENTIONALLY DELETED”.

4. Amendment to Exhibits and Schedules. Exhibit C, Exhibit D, Exhibit E and all Schedules shall be deleted as an attachment to the Agreement and attached to the Perfection Certificate.

5. Waiver relating to Movity LLC. Lender hereby waives any Event of Default that may have arisen solely as a result of the dissolution of Movity LLC; provided, however, Lender does not waive any other failure by Borrower to perform its Secured Obligations under the Loan Documents at any time, whether prior to or after such dates. This waiver is specific as to content and time and shall not constitute a waiver of any other current or future default or breach of any other terms in the Agreement or any other documents signed by Borrower in favor of Lender. Lender may still exercise its rights or any other or further rights against Borrower because of any other breach not waived above.

6. No Waiver. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Lender under the Loan Documents, as in effect prior to the date hereof. This Amendment does not constitute a novation.

7. Representations and Warranties. Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment unless such representation and warranty relates solely to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

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8. Release.

(a) Borrower acknowledges that Lender would not enter into this Amendment without Borrower’s assurance hereunder. Except for the obligations arising hereafter under the Agreement, Borrower hereby absolutely discharges and releases Lender, any person or entity that has obtained any interest from Lender under the Agreement and each of Lender’s and such entity’s former and present partners, stockholders, officers, directors, employees, successors, assignees, agents and attorneys from any known or unknown claims which Borrower now has against Lender of any nature, including any claims that Borrower, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby.

(b) Borrower waives the provisions of California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR

(c) The provisions, waivers and releases set forth in this section are binding upon Borrower and Borrower’s shareholders, agents, employees, assigns and successors in interest, and each and every party claiming rights by or through Borrower. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest.

(d) Borrower warrants and represents that Borrower is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and Borrower has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof. Borrower shall indemnify and hold harmless Lender from and against any claim, demand, damage, debt, liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any assignment or transfer.

(e) The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.

9. Consultation of Counsel. Borrower acknowledges that Borrower has had the opportunity to be represented by legal counsel of its own choice throughout all of the negotiations that preceded the execution of this Amendment. Borrower has executed this Amendment after reviewing and understanding each provision of this Amendment and without reliance upon any promise or representation of any person or persons acting for or on behalf of Lender. Borrower further acknowledges that Borrower and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Amendment prior to the execution hereof and the delivery and acceptance of the consideration described herein.

10. Course of Dealing; Waivers. No course of dealing on the part of Lender or its officers, nor any failure or delay in the exercise of any right by Lender, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Lender’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Lender thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Lender.

11. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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12. Conditions to Amendment Effective Date. As a condition to the effectiveness of this Amendment (the “Amendment Effective Date”), Lender shall have received, in form and substance satisfactory to Lender, the following:

(a) this Amendment, duly executed by Borrower;

(b) an amount equal to all Lender expenses incurred through the date of this Amendment; and

(c) evidence of the effectiveness of Borrower’s Initial Public Offering;

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IN WITNESS WHEREOF, Lender and Borrower have caused this Second Amendment to Loan and Security Agreement to be duly executed by their duly authorized officers, respectively, as of the day and year first above written.

BORROWER:	TRULIA, INC., a Delaware corporation

	By:	/s/ Peter Flint
	Name:	Pete Flint
	Title:	CEO

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPTIAL, INC., a Maryland corporation

By:	/s/ K. Nicholas Martitsch
Name:	K. Nicholas Martitsch
Its:	Associate General Counsel

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